Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
April 3, 2019
Silk Road Medical, Inc.
1213 Innsbruck Dr.
Sunnyvale, CA 94089
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Silk Road Medical, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on April 3, 2019 of a registration statement on Form S-1 (Registration No. 333-230045), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale of up to an aggregate of 6,900,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”) which consists of : (i) up to 6,000,000 of the Shares to be sold by the Company and (ii) up to 900,000 of the Shares to be sold by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) upon exercise of an option granted to the underwriters by the Selling Stockholders.
We understand that the Shares are to be resold to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form as will be filed by the Company as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders, and the underwriters named therein (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN      BEIJING      BOSTON      BRUSSELS      HONG KONG      LONDON      LOS ANGELES      NEW YORK      PALO ALTO
SAN DIEGO      SAN FRANCISCO      SEATTLE      SHANGHAI      WASHINGTON, DC      WILMINGTON, DE

On the basis of the foregoing (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation